Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

VALUE EXCHANGE INTERNATIONAL, INC DECLARES FIRST CASH DIVIDEND

and

ANNOUNCES PILOT PROGRAM TO INSTALL SMART VENDING MACHINES (“SVMS”) FOR MAJOR CHINESE GAS STATION CHAIN

Hong Kong SAR - BUSINESSWIRE, April 21, 2021 – Value Exchange International, Inc. (OTCQB: VEII) announced today that: (1) its Board of Directors has declared a one-time cash dividend of $0.005 per share of Common Stock. The Company's dividend is payable to shareholders of record on April 16, 2021, and is expected to be paid on May 15, 2021. This is the first cash dividend paid to holders of the Common Stock; and (2) Company has been selected for a pilot program to install SVMs in select stores of a major Chinese gas station chain.  If the pilot program is successful, Company would install SVMs in other to-be-determined gas stations.

“As reported in our Annual Report for Fiscal Year 2020, we experienced a 147% increase in gross revenues in FY2020 compared to FY2019 revenues. We are focused on improving net income and margins as goals for FY2021, especially by exploring an expansion of our customer base and new technology offerings.  The pilot program to install SVMs in a major Chinese gas station chain with 10,000+ stores is just one example of our new growth initiatives.” Installation of SVM’s in the chain is subject to successful pilot program,” said Kenneth Tan, Chief Executive Officer of Company.

About Value Exchange: Company is a U.S. public holding company headquartered in Hong Kong, with offices in Shenzhen, Guangzhou, Shanghai, and Beijing China, Manila and Kuala Lumpur. Company provides integrating, market-leading Point-of-Sale/Point-of-Interaction (POS/POI), Merchandising, CRM & Reward, Locational Based (GPS & Indoor Positioning System (IPS)) Marketing, Customer Analytics, and Business Intelligence solutions. Company’s retail POS solutions process tens of millions of transactions per year at approximately 20,000 retail outlets in Asia.

Forward Looking Statements. This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act relating to Company dividends, financial results and SVM pilot program. There can be no assurance that future dividends will be declared. There is no assurance of any future declaration of dividends. The declaration of future dividends is subject to approval of our Board of Directors after its review of financial performance and cash needs. Declaration of future dividends is also subject to various risks and uncertainties, including: cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; the deterioration in our financial condition or results, and those risks, uncertainties, and other factors identified from time-to-time in Company filings with the Securities and Exchange Commission. The pilot program for SVMs may not result in orders for SVMs and, even if the pilot program, there is no assurance about the number of SVMs that may be ordered or if the SVMs program would be profitable. Pilot programs are not indicative and do not portend future growth in business. Financial results in one fiscal year are not indicative of future results. URL’s are not incorporated herein.

Value Exchange IR Contact:
Johan Pehrson
Email: ir@value-exch.com
www.value-exch.com
(852) 2950 4288